Exhibit 23.2
Consent Of Independent Auditors
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 27, 2006, with respect to the financial statements of Discovery Producer Services LLC, and our report dated March 31, 2006, with respect to the financial statements of Williams Four Corners Predecessor, included in the Registration Statement (Form S-1) and related prospectus of Williams Partners L.P. for the registration of 8,050,000 common units representing limited partner interests.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
March 31, 2006